Exhibit 99.1

News From Quest Diagnostics
Quest Diagnostics Contacts:
Wendy Bost (Media): 973-520-2800
Dan Haemmerle (Investors): 973-520-2900

Quest Diagnostics Incorporated Announces Proposed Senior Notes Offering

MADISON, N.J., March 12, 2014 -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, announced today that it intends to offer $600,000,000 in aggregate principal amount of two series of senior notes in a public offering made under a shelf registration statement filed with the Securities and Exchange Commission, subject to market and other conditions.

The issuance of the notes will be subject to customary closing conditions. The company intends to use the net proceeds from the offering to repay outstanding indebtedness under its senior unsecured revolving credit facility and secured receivables credit facility. Goldman, Sachs & Co., RBS Securities Inc., Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC will be joint book-running managers for the debt offering. When available, copies of the preliminary prospectus supplement and the accompanying base prospectus for the offering can be obtained from Goldman, Sachs & Co. toll-free at (866) 471-2526, RBS Securities Inc. toll-free at (866) 884-2071, Wells Fargo Securities, LLC toll-free at (800) 326-5897, J.P. Morgan Securities LLC collect at (212) 834-4533 and Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This offering may be made only by means of a prospectus supplement and accompanying base prospectus.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic information services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2013 Annual Report on Form 10-K and the company’s 2014 Current Reports on Form 8-K.